1. Contract Specifications

Contract Owner:	[William Penn]	Contract Number:	[9999999]
[Joint Contract Owner:]	[Elisabeth Penn]
Contract Date:	[September 1, 2011]	Annuity Date:	[September 1, 2061]
Annuitant:	[William Penn]	Age of Annuitant:	[45]
[Joint (Contingent) Annuitant:]	[Elisabeth Penn]	[Age of Joint (Contingent) Annuitant:]	[45]

Market Type:	[Non-Qualified Annuity]
Separate Account:	PML Variable Annuity Account III

Issue Age Requirements:

Issue age requirements without the presence of any Riders are as follows (based on age nearest birthday):

Minimum Issue Age:	[0]
Maximum Issue Age:	[85]

Issue Age applies to all Owners and Annuitants at time of designation.

Schedule of Purchase Payments:

Initial Purchase Payment of [$2,000.00] was allocated to the Contract on [September 1, 2011] as follows:

Variable Account:	[100%]
Fixed Account:	[0%]

Subsequent Purchase Payments may be made subject to the provisions of the Contract.

Minimum Purchase Payment

Payment Type	Minimum Purchase Payment
Minimum Initial Purchase Payment[*]:	[$	1,000	]
Minimum Subsequent Purchase Payment[**]:	[$	250	]
*	For approved qualified employer-sponsored plans funding the annuity through payroll deduction or on-going employer contributions, Initial Purchase Payment requirement must be satisfied by Purchase Payments made in the first Contract Year. The Contract will be terminated if the Minimum Initial Purchase Payment is not satisfied in the first Contract Year, and all Purchase Payments made to date will be returned to the Contract Owner.
**	[$250] annually and [$25] per payment minimum under the automatic investment program.

Maximum Purchase Payment Limit:	[$	2,000,000	]

Schedule of Optional Benefits:

Rider:	[Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth]
[Maximum Rider Charge:]	1.00%
[Rider Termination Date:]	[September 1, 2021]

Endorsements:

[Traditional IRA Endorsement]

Fixed Interest Options:

Interest Period Renewal Window:	[25 days]
Default Interest Period Expiration Election:	[renew the Fixed Interest Option that has expired at the new rate declared for the Interest Period at that time]

ICC11-CS.B-C

Page 3.1

1. Contract Specification (continued)

Schedule of Periodic Charges:

Annual Contract Administration Charge*	Lesser of $40 or 2% of the Variable Account Value
Asset Based Contract Administration Charge**	[0.15%]
Mortality & Expense Risk Charge**	[1.25%]

Annual Charges Deduction Date:	[August 31]

*The	Contract Administration Charge applies each year there is variable account value which is less than [$50,000].

**TheMortality & Expense Risk Charge as well as the Asset Based Contract Administration Charge are made daily against the assets of the Separate Account.

Schedule of Transaction Charges:

Surrender Charge

Number of Years since Purchase Payment	Surrender Charge (% of Purchase Payment)
0	8.0%
1	7.0%
2	6.0%
3	5.0%
4	4.0%
5	3.0%
6	1.5%
7	0.0%

Annual Free Withdrawal Percentage Annual Free Withdrawal Amount becomes available	[10%] of Total Purchase Payments [on the last day of the [1st] Contract Year].

Refer to Withdrawal section of the Contract for further information on the Surrender Charge.

Premature Withdrawal Charge

Premature Withdrawal Rate used to calculate the Premature Withdrawal Charge equals [one-fourth] of the most recent effective annual interest rate then applicable to the Fixed Interest Option Account from which the Premature Withdrawal Amount is withdrawn.

Transfer Fee:
Transfer Fee will not exceed $20.	[$0]

Additional Status Report Fee:
Additional Status Report Fee will not exceed $50.	[$25]

Withdrawals:
Minimum Systematic Withdrawal Amount	[$50]
Minimum Remaining Balance	[$2,000]
Minimum one-time withdrawal amount	[$500]

Maximum payout under Medically Related or Disability Related Withdrawal (Eligible after one year from the Contract Date)	[$500,000]

ICC11-CS.B-C

Page 3.2

1. Contract Specifications (continued)

Partial Annuitization*:

*Partial	Annuitization is only available on Non-Qualified Contracts.

Partial Annuitization is available after [Three] contract years.
Maximum number of Partial Annuitizations permitted during	[Three]
the life of the Contract
Waiting Period until next Partial Annuitization	[One Contract Year]
Minimum Partial Annuitization Amount	[$5,000]
Maximum Partial Annuitization Amount	[50% of Contract Value (immediately prior to processing the Partial Annuitization request)]

Misstatement of Age:

Interest rate charged on overpayments	[6%]
Interest rate credited to underpayments	[6%]

Interest rate applied for overpayments or underpayments will not exceed 6%.

ICC11-CS.B-C

Page 3.3

1. Contract Specifications (continued)

Subaccounts

Penn Series Funds, Inc.
Manager	Fund Name
Independence Capital Management, Inc.	Money Market Fund*
Independence Capital Management, Inc.	Limited Maturity Bond Fund*
Independence Capital Management, Inc.	Quality Bond Fund *
T. Rowe Price Associates, Inc.	High Yield Bond Fund
T. Rowe Price Associates, Inc.	Flexibly Managed Fund
Independence Capital Management, Inc.	Balanced Fund
T. Rowe Price Associates, Inc.	Large Growth Stock Fund
Turner Investment Partners, Inc.	Large Cap Growth Fund
Wells Capital Management, Inc.	Large Core Growth Fund
Oppenheimer Funds, Inc.	Large Cap Value Fund
Eaton Vance Management	Large Core Value Fund
SSgA Funds Management, Inc.	Index 500 Fund
Turner Investment Partners, Inc.	Mid Cap Growth Fund
Neuberger Berman Management LLC	Mid Cap Value Fund
Lord, Abbett & Co. LLC	Mid Core Value Fund
Wells Capital Management Inc.	SMID Cap Growth Fund
AllianceBernstein L.P.	SMID Cap Value Fund
Allianz Global Investors Capital LLC	Small Cap Growth Fund
Goldman Sachs Asset Management, L.P.	Small Cap Value Fund
SSgA Funds Management, Inc.	Small Cap Index Fund
SSgA Funds Management, Inc.	Developed International Index Fund
Vontobel Asset Management, Inc.	International Equity Fund
Morgan Stanley Investment Management, Inc.	Emerging Markets Equity Fund
Cohen & Steers Capital Management, Inc.	Real Estate Securities Fund
Independence Capital Management, Inc.	Aggressive Allocation Fund
Independence Capital Management, Inc.	Moderately Aggressive Allocation Fund
Independence Capital Management, Inc.	Moderate Allocation Fund
Independence Capital Management, Inc.	Moderately Conservative Allocation Fund
Independence Capital Management, Inc.	Conservative Allocation Fund

*	These Subaccounts are available for Dollar Cost Averaging. Refer to the Fixed Account section for further information on Dollar Cost Averaging.

A limited number of these Subaccounts will be available with the presence of Rider(s) specified in the Schedule of Benefits.

Fixed Account Options: Fixed Dollar Cost Averaging Options	Fixed Interest Options:
One-Year Fixed Account
Six-Month Dollar Cost Averaging Period	Three-Year Fixed Account
Twelve-Month Dollar Cost Averaging Period	Five-Year Fixed Account
Seven-Year Fixed Account

Availability of Fixed Interest Options is subject to the presence of Rider(s) specified in the Schedule of Optional Benefits.

Minimum Guaranteed Interest Rate:            [1.00%]

The minimum guaranteed interest rate for any Fixed Interest Option is determined as the lesser of (1) 3% and (2) the average over a 12-month period, rounded to the nearest 1/20th of 1%, of the 5-year constant maturity treasury rate reduced by 125 basis points, where the resulting interest rate is not less than 1%. This rate is set by the Company quarterly on January 1, April 1, July 1 and October 1. The rate shown above is the minimum guaranteed interest rate for the life of the Contract. The calculated guaranteed rate will never be lower than the minimum nonforfeiture rate.

ICC11-CS.B-C

Page 3.4